UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported):

January 10, 2011

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2011, Advanced Micro Devices, Inc. (the “Company”) announced that Derrick R. Meyer has resigned as President and Chief Executive Officer of the Company and director of the Company, effective January 10, 2011.

On January 10, 2011, the Company appointed (i) Thomas J. Seifert as interim Chief Executive Officer, and (ii) Bruce L. Claflin as the Executive Chairman of the Board of Directors of the Company (the “Board”).

Thomas J. Seifert, 47, is currently the Senior Vice President and Chief Financial Officer of the Company. Mr. Seifert joined the Company in 2009. Immediately prior to joining the Company, Mr. Seifert served as chief operating officer and chief financial officer of Qimonda AG, where he led the formation and subsequent IPO of Qimonda. Prior to Qimonda, Mr. Seifert served as senior vice president and general manager in the Wireless Business Group at Infineon AG. He has also held executive positions at Siemens AG, White Oak Semiconductor, and Altis Semiconductor, a joint venture launched in 1992 between IBM and Siemens Semiconductor. He currently serves on the board of Virginia Commonwealth University’s School of Engineering. Mr. Seifert received a bachelor’s degree from Friedrich Alexander University, a master’s degree in mathematics and economics from Wayne State University, and a master’s degree in business administration from Friedrich Alexander University.

Bruce L. Claflin has been the Chairman of the Board of the Company since March 2, 2009, and has been a director since 2003. Mr. Claflin was the president, chief executive officer, and a member of the board of directors of 3Com Corporation (3Com), a provider of voice and data networking products and services, from January 2001 until he retired in 2006. He joined 3Com as President and Chief Operating Officer in 1998. Prior to 3Com, he served as senior vice president and general manager, sales and marketing for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of the IBM PC Company’s worldwide R&D, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin is a member of the board of directors of Ciena Corporation.

In connection with Mr. Seifert’s appointment as interim Chief Executive Officer of the Company, Mr. Seifert may receive a discretional bonus at the end of his service as the interim Chief Executive Officer of the Company, which will be determined by the Compensation Committee of the Board of Directors and is in addition to what Mr. Seifert is currently receiving as compensation for being the Senior Vice President and Chief Financial Officer of the Company. The amount of the discretionary bonus will equal an amount not to exceed $100,000 per month served as the interim Chief Executive Officer of the Company based on criteria established by the Compensation Committee in its sole discretion.

In connection with Mr. Claflin’s appointment as the Executive Chairman of the Board, Mr. Claflin will receive compensation of $16,250 per month of service as the Executive Chairman of the Board, and Mr. Claflin will receive 10,345 restricted stock units of the Company for the period commencing on the effective date of these resolutions and ending on the date of the next annual meeting of stockholders, at which time the Compensation Committee will determine if additional restricted stock units should be granted. The restricted stock units are granted based upon the same methodology used by the Compensation Committee in determining Board level restricted stock unit grants pursuant to the Advanced Micro Devices, Inc. Outside Director Equity Compensation Policy, and such restricted stock units will vest in equal one-third installments over three years from the date of grant, which is the same vesting schedule as all other restricted stock unit grants to outside directors.

The Company and Mr. Meyer have agreed that his resignation will constitute a termination of employment without cause under his employment agreement with the Company, dated July 17, 2008.

Item 7.01	Regulation FD Disclosure

On January 10, 2011, the Company issued a press release announcing Mr. Meyer’s resignation, the initiation of a search for his successor, and the appointments of Mr. Seifert and Mr. Claflin. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

By:	/S/ FAINA MEDZONSKY
Name:	Faina Medzonsky
Title:	Assistant Secretary

Date: January 10, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 10, 2011

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